Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-204908
333-204908-06

PROSPECTUS ADDENDUM (to Prospectus Supplements dated as of various dates, and Prospectus dated June 12, 2015)

UBS AG

UBS SWITZERLAND AG

Exchange Traded Access Securities (ETRACS) Linked to CMCI Indices

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities previously issued by UBS AG that are linked to various UBS Bloomberg Constant Maturity Commodity Indices (such securities, the “CMCI ETRACS” and such indices, the “CMCI Indices”). This prospectus addendum and the applicable prospectus supplement, , dated as of various dates, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued CMCI ETRACS. When UBS AG initially registered your series of CMCI ETRACS, UBS AG prepared a prospectus supplement (as amended or supplemented from time to time), each referred to as the “original prospectus supplement”, relating to your series of CMCI ETRACS. The applicable original prospectus supplement relating to each series of CMCI ETRACS was attached to a “base” prospectus dated November 14, 2014.

Since the dates of the original prospectus supplements, UBS AG and UBS Switzerland AG have prepared a new “base” prospectus dated June 12, 2015. This new base prospectus replaces the base prospectus dated November 14, 2014. As disclosed in the new base prospectus, effective upon the date of the transfer by UBS AG to UBS Switzerland AG of UBS AG’s Retail & Corporate and Wealth Management business booked in UBS AG’s booking center in Switzerland, UBS Switzerland AG is a co-obligor of the debt securities, including the CMCI ETRACS, previously issued by UBS AG. For additional information regarding the co-obligation, see “Description of Debt Securities We May Offer—Co-obligation of UBS Switzerland AG” in the new base prospectus.

Effective August 1, 2015, Bloomberg Finance L.P. (“Bloomberg”) is the sole index administrator of the CMCI Indices underlying the CMCI ETRACS and Bloomberg will appoint the chairperson of the CMCI Governance Committee, which makes all decisions concerning the composition and methodology of the CMCI Indices, beginning with the December 2015 committee meeting. As of August 1, 2015, Bloomberg also assumed sole responsibility for calculating, administering and publishing the underlying CMCI Indices and UBS AG has no further administrative responsibilities with respect to the underlying CMCI Indices. UBS AG will, however, retain ownership of the CMCI Indices.

Because the terms of your CMCI ETRACS otherwise have remained the same, UBS AG and UBS Switzerland AG are continuing to use the original prospectus supplement, as applicable. As a result, you should read the original prospectus supplement for your CMCI ETRACS and the new base prospectus dated June 12, 2015. When you read these documents, please note that all references in the original prospectus supplements to the base prospectus dated November 14, 2014, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated June 12, 2015, or to the corresponding section of that new base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated November 14, 2014, you should use the following website link to access the new base prospectus dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222016/d935416d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated November 14, 2014 that is provided in the original prospectus supplement for your securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

Finally, please disregard any references in the original prospectus supplements to UBS AG’s role in administering or co-administering the CMCI Indices, including as calculation agent. As noted above, effective August 1, 2015, Bloomberg has assumed sole responsibility for all aspects of calculating, administering and publishing the CMCI Indices.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplements, and the new base prospectus, in connection with offers and sales of the CMCI ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement for your CMCI ETRACS and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated August 3, 2015